Exhibit 10.2

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of this 5th day of September 2007 by and between MarkWest Hydrocarbon, Inc., a Delaware corporation, having its principal executive offices in Denver, Colorado (the “Company”) and                                   , residing in                   , Colorado (the “Executive”).

WHEREAS, the Company derives its revenue and value through its natural gas liquids and gas marketing activities and through its ownership in MarkWest Energy Partners, L.P. (the “Partnership”), a publicly traded Delaware master limited partnership engaged in the gathering, transportation and processing of natural gas, the transportation and fractionation and storage of NGLs, and the gathering and transportation of crude oil;

WHEREAS, the Company’s ownership interest in the Partnership consists of ownership of an approximately 17% limited partner interest in MarkWest Energy Partners, L.P., and ownership of approximately 89.7% of MarkWest Energy GP, L.L.C. (the “GP”), the Partnership’s general partner;

WHEREAS, the Company and GP have entered into a services agreement (the “Services Agreement”) pursuant to which the Company acts in a management capacity providing day-to-day operational, business and asset management, accounting, information services, personnel, and related administrative services to the Partnership;

WHEREAS, the Executive is currently serving as                                                       of the Company, and in such capacity provides services to or on behalf of the Company and its affiliates, and to the Partnership and its affiliates pursuant to the Services Agreement; and

WHEREAS, the Company and the Executive mutually desire to formalize the employment arrangement of the Executive and to agree upon the terms of the Executive’s employment as the                                                        of the Company and, in addition, to agree as to certain benefits of said employment.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth below, the Company and the Executive hereby agree as follows:

1.             TERM OF EMPLOYMENT:  Subject to the terms of this Agreement, the Company hereby continues the employment of the Executive, and the Executive hereby accepts such continuing employment, effective September 5, 2007 (the “Effective Date”), for a period of three years, subject to earlier termination as provided in Paragraph 4, herein (the “Term”); provided, however, that the Term will automatically be extended by twelve months on the third anniversary of the Effective Date and on each anniversary of the Effective Date thereafter, unless one party to this Agreement provides written notice of non-renewal to the other party at least 30 days prior to the effective date of such automatic extension.  The consequences of termination of employment to each party are as set forth in this Agreement.  Portions of this Agreement that by their terms provide or imply that they survive the end of the Term shall survive the end of the Term.

2.             POSITION AND DUTIES:

a.             Position:  During the Term, the Executive shall serve as                                                               of the Company and shall have such duties, responsibilities, and authority as are customarily required of and given to the                                                        of a public mid-stream energy company.  The Executive shall report directly to the Company’s Chief Executive Officer and shall perform his or her duties and responsibilities primarily at the Company’s offices in Denver, Colorado.

b.             Commitment of the Executive:  During the Term, the Executive shall devote substantially Executive’s full business time, energy, and ability to the business of the Company, the Partnership, and their respective affiliates.  As used in this Agreement, the term “Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by, or is under common control with such first entity.

c.             Other Positions and Services:  The Executive may (i) with the prior written approval of the Company’s Board of Directors (the “Board”), which approval shall not be unreasonably withheld or delayed, serve as a director or trustee of other for profit corporations or businesses, provided, that if a directorship is approved and the Board later determines (A) that the directorship would violate Paragraph 7 of this Agreement, or (B) that that the Board no longer approves of the directorship, which approval shall not be unreasonably withdrawn, it shall notify the Executive in writing and the Executive shall resign such directorship within a reasonable period of time, (ii) serve on civic or charitable boards or committees, and (iii) deliver lectures, fulfill speaking engagements, or teach at educational institutions (and retain any fees therefrom); provided, however, that the Executive may not engage in any of the activities described in this Paragraph 2(c) to the extent such activities interfere materially with the performance of the Executive’s duties and responsibilities to the Company.

d.             Investments:  Except as may otherwise be permitted by this Agreement, without the prior express authorization of the Board, the Executive shall not, during the Term, directly or indirectly render services of a business, professional, or commercial nature to any other person or firm, whether for compensation or otherwise.  Notwithstanding the foregoing, the Executive may be an investor, shareholder, joint venturer, or partner in any such business (hereinafter referred to as “Investor”); provided, that Executive’s status as an Investor shall not

(i) pose a conflict of interest with regard to Executive’s employment, (ii) require the Executive’s active involvement in the management or operation of such Investment (recognizing that the Executive shall be permitted to monitor and oversee the Investment), or (iii) interfere materially with the performance of the Executive’s duties and obligations hereunder.  For the purposes of clause (i) of the preceding sentence, the Executive shall not be deemed to be subject to a conflict of interest merely by reason of the ownership of less than five percent (5%) of (i) the outstanding stock of any entity whose stock is traded on an established stock exchange or on the National Association of Securities Dealers Automated Quotation System, or (ii) the outstanding stock, partnership interests or other form of equity interest of any venture fund, investment pool or similar investment vehicle.

e.             No Conflict:  The Executive represents and warrants that, to the best of Executive’s knowledge after the review of Executive’s personal files, he has the full right and authority to enter into this Agreement and to render the services as required under this Agreement, and that by signing this Agreement and rendering such services he is not breaching any contract or legal obligation he owes to any third party.

3.             COMPENSATION AND BENEFITS:  During the Term, while the Executive is employed by the Company, the Company shall compensate the Executive for his or her services as set forth in this Paragraph 3.  The Executive recognizes that during the Term of the Agreement, the Company reserves the right to change from time to time the terms and benefits of any retirement, welfare or fringe benefit plan of the Company, including the right to change any service provider, so long as such changes are also applicable generally to all executives of the Company.

a.             Salary:  During the Term, the Company shall pay the Executive a base salary at an annual rate of                              (the “Base Salary”).  Base Salary shall be earned and shall be payable in periodic installments in accordance with the Company’s payroll practices.  Amounts payable shall be reduced by standard withholding and other authorized deductions.  The Compensation Committee of the Board (the “Compensation Committee”) will review the Executive’s salary at least annually and may adjust the Executive’s Base Salary in its sole discretion.  Executive’s salary as so adjusted shall thereafter be treated as Executive’s Base Salary hereunder.

b.             Cash Bonus / Short-Term Incentives: The Executive shall be eligible to receive bonuses/short-term cash incentives in accordance with the Company’s cash bonus/short-term incentive program(s) for senior management, as such program(s) may be modified from time to time.  All bonuses/short-term cash incentives shall be paid in a manner that complies with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

c.             Equity Compensation Programs:

(i)            General.  The Executive shall be entitled to participate in all equity compensation programs sponsored by the Company, the Partnership, or their Affiliates (the “Equity Plans”).  The size and terms of any grants to be made to Executive shall be established by the Compensation Committee, or the Compensation Committee of the Partnership, in their sole discretion.

(ii)           Change of Control.  All grants made under the Equity Plans (including those made prior to the effective date of this Agreement) shall vest in full immediately prior to the occurrence of a Change of Control.  For purposes of this Agreement, a Change of Control shall mean the first to occur of:

(A)          any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) other than (1) the Company or any Affiliate of the Company as of the date of this Agreement, (2) any employee benefit plan of the Company or any Affiliate of the Company, or (3) any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan which acquires beneficial ownership of voting securities of the Company, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities.

(B)           the individual directors of the Board on the effective date of this Agreement (“Incumbent Directors”) cease to constitute at least two-thirds of the Board within any three (3) year period.  For purposes of this paragraph, any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Incumbent Directors shall be considered an Incumbent Director.  However, no director whose initial election to the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of director or other actual or threatened solicitation of proxies or consents by or on behalf or a person other than the Board shall be considered a Incumbent Director;

(C)           consummation of a reorganization, merger or consolidation of the Company (a “Business Combination”), in each case, unless, following such Business Combination, the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, by reason of such ownership of the Company’s voting securities immediately before the Business Combination, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination; or

(D)          approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(E)           any sale, lease, exchange, or other transfer or disposition of all or substantially all of the assets of the Partnership or the GP;

(F)           consummation of any Business Combination with respect to the GP, unless, following such Business Combination, the individuals and entities who were the beneficial owners of outstanding voting securities of the GP as of the initial public offering of securities in the Partnership, beneficially own, by reason of such ownership of the GP’s voting securities, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the GP or all or substantially all of the GP’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the GP as of the initial public offering of securities in the Partnership; or

(G)           the general partner of the Partnership (whether it be the GP or another entity) ceases to be an Affiliate of the Company.

Notwithstanding the foregoing subparagraphs (A) through (G), in no event shall any transaction or series of transactions entered into between the Company, the Partnership, the GP, or their respective Affiliates as of the date of this Agreement or entities wholly owned by the forgoing, or changes associated therewith, be considered a Change in Control.

d.             Retirement Plans:  The Executive shall be entitled to participate in all retirement plans applicable generally to other senior executives of the Company, in accordance with the terms of such plans, as they may be amended from time to time.

e.             Welfare Benefit Plans:  The Executive and Executive’s family, as the case may be, shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executives of the Company (collectively, as amended from time to time, the “Company Plans”), in accordance with the terms of the Company Plans.

f.              Vacation and Sick Leave:  Executive shall be entitled to paid vacation, sick leave, and paid time off in accordance with the plans, policies, and programs in effect generally with respect to other senior executives of the Company, including the limitations, if any, on the carry-over of accrued but unused time.

g.             Expenses:  The Company shall reimburse the Executive for reasonable expenses for cellular telephone usage, entertainment, travel, meals, lodging, and similar items incurred in the conduct of the Company’s business.  Such expenses shall be reimbursed in accordance with the Company’s expense reimbursement policies and guidelines.

h.             Fringe Benefits and Perquisites.  Executive and Executive’s family, as the case may be, shall be eligible for all other fringe benefits or perquisites offered generally to senior executives of the Company (and their families, as applicable).

i.              Officers and Directors Liability Insurance; Indemnification:  During Executive’s employment with the Company and thereafter so long as Executive may have liability arising out of Executive’s service as an officer or director of the Company or any Affiliate, the Company agrees to continue and maintain a director’s and officer’s liability insurance policy (“D&O Insurance”) covering Executive in an amount that is reasonable and customary based on the size and business activities of the Company, the Partnership, and their Affiliates, and the authorities, power, responsibilities, and duties of Executive.  To the fullest extent permitted by the indemnification provisions of the Company’s governing instruments in effect as of the date of this Agreement and the indemnification provisions of the governing laws of the jurisdiction of the Company’s formation in effect from time to time (collectively, the “Indemnification Provisions”), and in each case subject to the conditions thereof, the Company shall (i) indemnify the Executive, as a director (if applicable) and officer of the Company or an Affiliate of the Company or a trustee or fiduciary of an employee benefit plan of the Company or an Affiliate of the Company, or, if the Executive shall be serving in such capacity at the Company’s request, as a director or officer of any other entity (other than an Affiliate of the Company) or as a trustee or fiduciary of an employee benefit plan not sponsored by the Company or an Affiliate of the Company, against all liabilities and reasonable expenses that may be incurred by the Executive in any threatened, pending, or completed action, suit or proceeding, whether civil, criminal or administrative, or investigative and whether formal or informal, because the Executive is or was a director or officer of the Company or any Affiliate, a director or officer of such other entity or a trustee or fiduciary of such employee benefit plan, and against which the Executive may be indemnified by the Company, and (ii) pay for or advance to Executive the reasonable expenses incurred by the Executive in the defense of any proceeding to which the Executive is a party because the Executive is or was a director or officer of the Company or an Affiliate, a director or officer of such other entity or a trustee or fiduciary of such employee benefit plan.  The rights of the Executive under the Indemnification Provisions shall survive the termination of the employment of the Executive by the Company.

4.             TERMINATION:  The Executive’s employment with the Company during the Term may be terminated by the Company or the Executive pursuant to this Paragraph 4, subject to the provisions of Paragraph 5:

a.             Death or Disability:  If the Executive has a Disability (as defined below), the Company may give to the Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that, within the 30-day period after such receipt, the Executive shall not have returned to full-time performance of the Executive’s material duties.  For purposes of this Agreement, “Disability” shall mean any physical or mental condition which prevents the Executive, for a period of 90 consecutive days, from performing and carrying out Executive’s material duties and responsibilities with the Company, as determined under the Company’s long-term disability plan.  The Executive’s employment hereunder shall terminate automatically upon the Executive’s death.

b.             Cause:  The Company may terminate this Agreement immediately upon written notice to the Executive if, after the Executive is given an opportunity to be heard by the Board and to present evidence on Executive’s behalf, a formal determination is made by a majority of the directors on the Board and at least two-thirds of the Board’s non-employee directors, that the Executive should be terminated for “Cause”.  Any one or more of the following events shall constitute “Cause”:

(i)            conviction of (or pleading nolo contendere to) a felony that is injurious to the business or reputation of the Company, the Partnership, or their Affiliates;

(ii)           engaging in intentional wrongdoing (including without limitation, theft, fraud, embezzlement, or willful misappropriation of the funds or property of the Company, the Partnership, or their Affiliates), or failure by Executive to substantially adhere to the Company work rules, policies or procedures, that is injurious to the business or reputation of the Company, the Partnership, or their Affiliates, or breach of fiduciary duties for enrichment of the Executive;

(iii)          illegal or prohibited treatment of or relations with any employee, agent or consultant of the Company, the Partnership, or their Affiliates or of any person with whom the Company, the Partnership, or their Affiliates have a business relationship, in the form of illegal or prohibited discrimination, harassment, abuse, assault or other actions of a similar nature;

(iv)          Executive has failed to perform substantially Executive’s material duties as contemplated by Paragraph 2 above (other than such failure resulting from incapacity due to physical or mental illness), which, for avoidance of doubt, shall include Executive’s insubordination to his or her direct or indirect reports or to the Board, after (i) a written demand for corrected performance is delivered to Executive by the Board which identifies specifically the manners in which the Board believes Executive has not performed substantially Executive’s material duties, and (ii) Executive’s failure to cure such items identified in the Board’s letter within 30 days.

(v)           any material breach of Executive’s obligations under this Agreement including, but not limited to, a breach of Executive’s obligations under Paragraph 7; provided, however, that in the event such breach is curable and is actually cured within ten (10) days after written notice detailing the nature and facts of such breach is delivered to Executive, the breach shall not be considered “Cause” for Executive’s termination.

(vi)          engaging in actions or behavior that bring Executive into public hatred, disrepute, scorn, or ridicule, or shock, insult, or offend the community or public morals or decency, in each case resulting in injury to the business or reputation of the Company or inhibiting the ability of Executive to effectively represent publicly the Company, the Partnership, or their Affiliates.

c.             Other than Death or Disability or Cause:  The Company may terminate the Executive’s employment upon thirty (30) days written notice to the Executive at any time and for any reason other than Death, Disability, or Cause.

d.             Termination by Executive:  The Executive may terminate Executive’s employment upon thirty (30) days written notice to the Company at any time and for any reason.

5.             OBLIGATIONS OF THE COMPANY AND THE EXECUTIVE UPON TERMINATION:

a.             Death or Disability:  If the Executive’s employment is terminated by reason of the Executive’s death or Disability during the Term, the Term shall end and the Company shall provide to Executive or Executive’s legal representatives:

(i)            payment of the sum of (A) any Base Salary and bonus earned but not yet paid to the Executive through the date of termination, and (B) any other compensation earned through the date of termination but not yet paid or delivered to the Executive (“Accrued Obligations”),

(ii)           the payments and benefits provided in Paragraph 5(g),

(iii)          payment to the Executive of a lump sum equal to (A) 24 months of the Executive’s then current Base Salary, (B) two (2) times the average annual bonus earned by the Executive for the two most recently completed fiscal years, and (C) a pro-rata portion of the target amount of the annual bonus for the fiscal year of termination, calculated based on the portion of such fiscal year the Executive is employed.  The lump sum payment shall be made within thirty (30) days of termination or, if the payment, or any portion thereof, must be delayed to comply with Code Section 409A because the individual is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i), the payment, or the portion so delayed, shall be made on the soonest date permissible without triggering the additional tax due under Code Section 409A;

(iv)          subject to Paragraph 3(c), the accelerated vesting of each stock option or unit option, phantom unit, restricted stock or restricted unit, or other equity incentive award granted under the Equity Plans (or portion thereof) that would have otherwise vested solely upon the Executive remaining in the continuous employment of the Company for a period of twelve (12) months after the date of termination, and

(v)           payment of all premiums for properly elected group health plan continuation coverage for Executive and his or her spouse and dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for the lesser of (A) the number of months of Base Salary to be paid to Executive under subparagraph (iii)(A), above, or (B) the duration of such COBRA coverage.  All such premiums shall be paid on the first day of the month.  In addition, in the event that payment of such premiums is taxable to executive, the Company shall pay to Executive an amount, as and when such premiums are paid, such that after taking into account all taxes due on the premiums and on the additional payment, the Executive will be in the same economic position as he would have been in had such premiums been non-taxable.

The Company shall be obligated to make the foregoing payments and to provide the foregoing benefits upon the Executive (or, if applicable, the Executive’s legal representative) and the Company signing a mutual release (the “Release”) of all claims (including claims by, on behalf of, or against the Partnership, any Affiliates of the Partnership or the Company, and their respective directors, agents, employees, and assigns) in a form provided by the Company, which release shall, if applicable, give the Executive appropriate notifications under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and which shall not affect (x) rights under COBRA and (y) conversion rights under any applicable life insurance policies.

b.             Termination for Cause:  If the Executive’s employment is terminated by the Company for Cause, the Term shall terminate without further obligations to the Executive under this Agreement after the date of such termination, other than for (i) payment of the Accrued Obligations, and (ii) the payments and benefits provided in Paragraph 5(h).

c.             Other than Death or Disability or Cause:  If the Company terminates the Executive’s employment during the Term for any reason other than Death, Disability, or Cause, the Term shall end on the date of such termination and the Executive shall, upon signing of a Release, be entitled to the payments, benefits and other compensation provided above in Paragraph 5(a).

d.             Voluntary Termination by Executive:  If the Executive terminates his or her employment without Good Reason, as defined below, the Term shall end and the Company shall provide to Executive:

(i)            the Accrued Obligations

(ii)           the payments and benefits provided in Paragraph 5(h)

(iii)          if the Executive’s total, aggregate term of employment with the Company (notwithstanding any breaks in service) exceeds one (1) year, then upon signing a Release, the Executive shall also receive:

(A)          a lump sum payment equal to three (3) months of the Executive’s then current Base Salary, which amount shall be paid within ten (10) days of termination or, if the payment, or any portion thereof, must be delayed to comply with Code Section 409A because the individual is a “specified employee” as defined in Code Section 409A(a)(2)(B)(i), the payment, or the portion so delayed, shall be made on the soonest date permissible without triggering the additional tax due under Code Section 409A;

(B)           payment of all premiums for properly elected COBRA coverage for Executive and his or her spouse and dependents for the lesser of (A) the number of months of Base Salary to be paid to Executive under subsection (d)(iii)(A), above, or (B) the duration of such COBRA coverage.

e.             Termination by Executive for Good Reason:

(i)            In General.  If the Executive terminates his or her employment for Good Reason, as defined below, the Term shall terminate on the date of such termination and the Executive shall, upon signing a Release, be entitled to the payments, benefits and other compensation provided above in Paragraph 5(a).

(ii)           “Good Reason”.  For purposes of this Agreement, the Executive’s termination of employment with the Company shall be on account of “Good Reason” if it occurs for any of the following reasons:  (A) any failure by the Company to comply with any of the provisions of Paragraph 3 of this Agreement, including but not limited to the failure by the Company to pay to the Executive any portion of his or her compensation in violation of the provisions of Paragraph 3, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (B) a material diminution in Base Salary or bonus opportunity not related to performance or market conditions, other than which is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Executive; (C) a material diminution in responsibility or authority other than which is remedied by the Company within thirty (30) days after receipt of notice thereof given by the Executive; (D) the forced relocation of Executive’s principal place of employment to a location more than 50 miles from the Executive’s then-current principal place of employment; or (E) the occurrence of a Change of Control, provided that Executive voluntarily terminates his or her employment within twelve (12) months of the Change of Control.

f.              Expiration of Term.  In the event that the Term expires following the giving of notice of non-renewal pursuant to Paragraph 2, above, then (i) if such notice was given by the Company, the termination shall be deemed to be for “Other than Death or Disability or Cause” and Executive shall, upon signing a Release, be entitled to the payments, benefits, and other compensation provided in Paragraph 5(a) above, and (ii) if such notice was given by the Executive, the termination shall be deemed a “Voluntary Termination by Executive” and Executive shall, upon signing a Release, be entitled to the payments, benefits, and other compensation provided in Paragraph 5(d) above.

g.             General Partner Membership Interest:

(i)            Limited Application.  The provisions of Paragraph 5(g)(ii) below shall apply solely in the event that the Company and the Partnership announce formally to the public (whether through a press release or the filing of a current report on Form 8-K) that they no longer intend to pursue the proposed acquisition/business combination/restructuring transaction that was announced formally to the public on February 21, 2007.

(ii)           Repurchase of General Partner Membership Interest. Executive is hereby granted the option to elect at any time, by written notice to the Company, to cause the Company to purchase all, but not less than all of Executive’s Class B membership interest in MarkWest Energy GP, L.L.C. at the price established pursuant to the formula set forth in the GP LLC Agreement as of the delivery date of Executive’s election notice (“Election Date”). If the Executive makes such election, the Company shall purchase the Executive’s Class B membership interest within thirty (30) days following the Election Date, such purchase price to be paid, at Company’s election, either (i) in full in cash by wire transfer of immediately available funds; or (ii) by a combination of cash and of common units of the Partnership, with a value for the common units as of the Election Date based on the closing price of the Partnership’s common units for the twenty trading days preceding the Election Date, with the combination of cash and Partnership common units being equal to the price established pursuant to the formula set forth in the GP LLC Agreement, provided that the value of the Partnership common units cannot comprise more than 50% of the purchase price established pursuant to the formula set forth in the GP LLC Agreement.

h.             Exclusive Remedy:  Except for the payments and benefits provided in this Paragraph 5, and under Paragraph 3(c), the Executive acknowledges and agrees that upon termination of the Term, he shall have no other claims against, and shall be entitled to no other payments or benefits from the Company under this Agreement or pursuant to the Company’s policies and plans, other than (A) the Executive’s rights under COBRA, (B) any conversion rights under any applicable life insurance policies, (C) payment of any amounts due pursuant to the terms of any equity-based plan of the Company or any welfare or retirement plan of the Company as of the date of termination or which by their specific terms extend beyond such date of termination, and (D) rights with respect to D&O Insurance and/or the Indemnification Provisions.  The Executive and the Company have agreed that Executive will not participate in either the MarkWest Hydrocarbon Inc. 1997 Severance Plan or the MarkWest Hydrocarbon, Inc. 2007 Severance Plan.  In lieu of participation in such Severance Plans, the parties have agreed that the Executive will receive certain other payments and benefits as set forth in this Agreement.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.

i.              Resignations:  On and as of the date that the employment of the Executive by the Company shall terminate for any reason, the Executive shall, if applicable, resign from his or her position as a director and officer of the Company or the Partnership, resign from all other positions he or she holds as a director, officer or employee of any subsidiary or Affiliate of the Company or the Partnership, and resign as a named fiduciary of any employee benefit plans sponsored by the Company or the Partnership or their subsidiaries or Affiliates.

6.             280G Provisions.

a.             Determination; Efficient Gross-Up:  If it is determined that any payment or benefit provided to or for the benefit of the Executive (a “Payment”), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, would be subject to the excise tax imposed by Code section 4999 or any interest or penalties with respect to such excise tax (such excise tax together with any such interest and penalties, shall be referred to as the “Excise Tax”), then a calculation shall first be made under which such payments or benefits provided to the Executive are reduced to the extent necessary so that no portion thereof shall be subject to the Excise Tax (the “4999 Limit”).  The Company shall then compare (a) the Executive’s Net After-Tax Benefit (as defined below) assuming application of the 4999 Limit with (b) the Executive’s Net After-Tax Benefit without application of the 4999 Limit.  “Net

After-Tax Benefit” shall mean the sum of (i) all payments that Executive receives or is entitled to receive that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company within the meaning of Code section 280G(b)(2), less (ii) the amount of federal, state, local, employment, and Excise Tax (if any) imposed with respect to such payments.  In the event (a) is greater than (b), Executive shall receive Payments solely up to the 4999 Limit and Executive shall choose which payments shall be reduced and the amount of the reduction of each payment.  In the event (b) is greater than (a), then the Executive shall be entitled to receive all such Payments along with an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

b.             Calculations:  All determinations required under this Paragraph 6, including the determination of whether a Payment is subject to the Excise Tax or the amount of any required Gross-Up Payment, shall be made by tax counsel, a nationally recognized certified public accounting firm not serving as auditor for the Company, or another tax professional with experience in such calculations, as selected by the Company and reasonably acceptable to the Executive (the “Tax Professional”).  The Tax Professional shall provide detailed supporting calculations for its determinations both to the Company and the Executive within fifteen days of receipt of any Payment, or such sooner period as may be requested by the Company.  All costs relating to the Tax Professional shall be borne exclusively by the Company.  Subject to Paragraph 6(d), below, any determination by the Tax Professional shall be binding upon the Company and the Executive.

c.             Payment of Gross-Up:  Any Gross-Up Payment, as determined pursuant to this Paragraph 6, shall be paid by the Company to the Executive within five business days of the receipt of the Tax Professional’s determination, but in no event later than the end of Executive’s taxable year next following the taxable year in which the original Excise Tax on the Payments is remitted to the Internal Revenue Service.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Tax Professional hereunder, it is possible that a Gross-Up Payment which will not have been made by the Company should have been made (“Underpayment”).  In the event that the Company exhausts its remedies pursuant to Paragraph 6(d) and the Executive thereafter is required to make a payment of any Excise Tax, the Tax Professional shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive, but in no event shall such payment be made later than the end of Executive’s tax year following the tax year in which the Excise Tax is remitted to the Internal Revenue Service.

d.             Tax Controversy:  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of an Underpayment.  Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i)            give the Company any information reasonably requested by the Company relating to such claim,

(ii)           take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(iii)          cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)          permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Paragraph 6(d), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

e.             Refunds; Etc.: If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 6(d)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 6(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Underpayment required to be paid.

7.             CONFIDENTIAL INFORMATION; NON-COMPETITION, NON-SOLICITATION:

a.             Confidential Information:  Except as permitted or directed by the Board, during the Term or at any time thereafter, Executive shall not divulge, furnish, make accessible to anyone, lay claim to, attempt to lay claim to or use, or attempt to use, in any way (other than in the ordinary course of the business of the Company) any confidential or secret knowledge or information of the Company, the Partnership, or their respective Affiliates (collectively the “MarkWest Parties”) that Executive has acquired or become acquainted with or will acquire or become acquainted with during the period of Executive’s employment by the Company, whether developed by himself or by others, concerning any pricing information, trade secrets, confidential or secret plans or material (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the MarkWest Parties, any customer or dealer lists of the MarkWest Parties, any confidential or secret development of the MarkWest Parties, or any other confidential information or secret aspects of the business of the MarkWest Parties (collectively, “Confidential Information”).  Executive acknowledges that the Confidential Information constitutes a unique and valuable asset of the MarkWest Parties and represents a substantial investment of time and expense by the MarkWest Parties, and that any disclosure or other use of the Confidential Information other than for the sole benefit of the MarkWest Parties would be wrongful and would cause irreparable harm to the MarkWest Parties.  Both during and after the Term, Executive shall refrain from any acts or omissions that would reduce the value of the Confidential Information.  The foregoing obligations of confidentiality shall not apply to any knowledge or information that is now published or that subsequently becomes generally publicly known in the form in which it was obtained from the MarkWest Parties, other than as a direct or indirect result of the breach of this Agreement by Executive; is lawfully obtained by Executive from a third party, provided that Recipient did not have actual knowledge that such third party was restricted or prohibited from disclosing such information to Executive; or was independently developed by Executive, without use of any information obtained from Company.  At the time of the termination of Executive’s employment, or at such other time as the Company may request, Employee shall return all memoranda, notes, plans, records, computer tapes and software and other documents and data (and copies thereof) relating to Confidential Information that Executive may then possess or have under his or her control.

b.             Non-competition; Non-solicitation:  Executive understands and agrees that, in addition to Employee’s exposure to Confidential Information, Executive may, in his or her capacity as an employee, at times meet with the MarkWest Parties’ current or prospective customers, suppliers, partners, licensees or other business relations (collectively, “Business

Relations”) on behalf of the MarkWest Parties, and that, as a consequence of using or associating himself with the MarkWest Parties’ name, goodwill, and professional reputation, Executive’s employment shall place him or her in a position where Executive can develop personal and professional relationships with the MarkWest Parties’ current and prospective customers.  Executive further acknowledges that, during the course and as a result of Executive’s employment, Executive has been or may be provided certain specialized training or know-how.  Executive understands and agrees that this goodwill and reputation, as well as Executive’s knowledge of Confidential Information and specialized training and know-how, could be used unfairly in competition against the MarkWest Parties.  Accordingly, in consideration of the employment of Executive by the Company pursuant to this Agreement, Employee agrees that:

(i)            during the time period commencing on the date hereof and terminating six (6) months after the end of the Term, Executive shall not directly or indirectly, individually or collectively in conjunction with others, engage in activities that compete with the business that the MarkWest Parties is engaged in at the time of the termination of Executive’s employment in whatever geographic regions the MarkWest Parties engages in such business at such time (currently natural gas and refinery off-gas gathering and transportation, natural gas and refinery off-gas processing, off-gas and NGL fractionation, NGL, natural gas and derived products marketing, and related services, conducted in the southern Appalachian region of Kentucky, West Virginia, and southern Ohio, in the southwest and mid-continent regions of Oklahoma, Texas, Louisiana, Mississippi, and New Mexico, on the Gulf Coast, and in western Colorado/eastern Utah area); or

(ii)           during the time period commencing on the date hereof and terminating eighteen (18) months after the end of the Term, Executive shall not directly or indirectly through another entity or person (i) induce or attempt to induce any employee of the MarkWest Parties to leave the employ of the MarkWest Parties, (ii) solicit to hire any person who was employed by the MarkWest Parties at any time during the one-year period immediately preceding the termination of Executive’s employment with the MarkWest Parties, or (iii) induce or attempt to induce any current or prospective Business Relation of the MarkWest Parties (including, without limitation, any business entity that the MarkWest Parties have contacted in order to make a proposal to enter into a business relationship) to withdraw, curtail or cease doing business with the MarkWest Parties; provided, however, that Executive shall not be in breach of this paragraph in the event that any entity with whom Executive is employed or otherwise affiliated solicits or hires any person so long as Executive is not consulted concerning or otherwise involved, directly or indirectly, in such solicitation and/or hiring (except for involvement in a general administrative or other perfunctory manner), nor shall Executive be in breach of this paragraph in the event that any person applies for or inquires concerning employment in response to any advertisement or other job posting directed to the public in general, so long as Executive is not consulted concerning or otherwise involved, directly or indirectly, in any aspect of the recruitment, evaluation or hiring of the person(s) in question (except for involvement in a general administrative or other perfunctory manner).

Executive acknowledges that as an executive of a public company he falls within the exception to C.R.S 8-2-113(2)(d), which exempts executive and management personnel and officers from the prohibitions of non-compete provisions.  Executive further agrees, during the period for which Executive has continuing obligations under this Paragraph 7(b), to inform any new employer or other person or entity with whom Executive enters into a business relationship, before accepting employment or entering into a business relationship, of the existence of this Agreement and give such employer, person other entity a copy of this Paragraph 7(b).

c.             Third-Party Beneficiaries:  It is the express intent of the parties that the provisions of this Paragraph 7 may be enforced by any of the MarkWest Parties, and that the protections afforded herein shall inure to such MarkWest Parties as intended third-party beneficiaries.

d.             Severability:  To the extent that any provision of this Paragraph shall be determined to be invalid or unenforceable, the invalid or unenforceable portion of such provision shall be deleted from this Agreement, and the validity and enforceability of the remainder of such provision and of this Paragraph shall be unaffected. In furtherance of and not in limitation of the foregoing, it is expressly agreed that, should the duration of or geographical extent of, or business activities covered by, the noncompetition and non-solicitation agreements contained in Paragraph 7(b) be determined to be in excess of that which is valid or enforceable under applicable law, then such provision shall be construed to cover only that duration, extent, or those activities which may validly or enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Paragraph shall be construed in a manner which renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

e.             Injunctive Relief:  Executive agrees that it would be difficult to compensate the MarkWest Parties fully for damages for any violation of the provisions of this Paragraph 7.  Accordingly, Executive specifically agrees that the MarkWest Parties shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Paragraph and that such relief may be granted without the necessity of proving actual damages.  This provision with respect to injunctive relief shall not, however, diminish the right of the MarkWest Parties to claim and recover damages in addition to injunctive relief.

8.             SUCCESSORSHIP:  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns and any such successor or permitted assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.  As used herein, “successor” and “assignee” shall be limited to any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, reorganization, or otherwise, directly or indirectly acquires the stock of the Company or to which the Company assigns this Agreement by operation of law or otherwise in connection with any sale of all or substantially all of the assets of the Company, provided that any successor or permitted assignee promptly assumes in a writing delivered to the Executive this Agreement and, in no event, shall any such succession or assignment release the Company from its obligations thereunder.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

9.             DISPUTE RESOLUTION:  Any claim arising out of or in any way relating to this Agreement or the termination thereof shall be initiated in the federal or state courts for Denver, Colorado and both Executive and the Company (and the MarkWest Parties, as applicable) hereby submit to the jurisdiction of such courts.  Each party shall be responsible for the payment of its own attorneys’ fees; provided, however, that, the Company shall reimburse the Executive for all reasonable legal fees incurred by Executive for any claim arising out of or in any way relating to events occurring on and after a Change in Control, except any such claim initiated by Executive that is found to be frivolous or vexatious.

10.           GOVERNING LAW:  The provisions of this Agreement shall be construed in accordance with, and governed by, the laws of the State of Colorado without regard to principles of conflict of laws.

11.           SAVINGS CLAUSE:  If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

12.           WAIVER OF BREACH:  No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

13.           MODIFICATION:  No provision of this Agreement may be amended, modified, or waived except by written agreement signed by the parties hereto.

14.           ASSIGNMENT OF AGREEMENT:  The Executive acknowledges that Executive’s services are unique and personal.  Accordingly, the Executive may not assign Executive’s rights or delegate Executive’s duties or obligations under this Agreement to any person or entity; provided, however, that payments may be made to the Executive’s estate or beneficiaries as expressly set forth herein.

15.           ENTIRE AGREEMENT:  This Agreement is an integrated document and constitutes and contains the complete understanding and agreement of the parties with respect to the subject matter addressed herein, and supersedes and replaces all prior negotiations and agreements, whether written or oral, concerning the subject matter hereof.

16.           CONSTRUCTION:  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.  The captions of this Agreement are not part of the provisions and shall have no force or effect.

17.           NOTICES:  Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below (or at such other addresses as shall be specified by the parties by like notice).  Such notices, demands, claims, and other communications shall be deemed given:

a.             in the case of delivery by overnight service with guaranteed next day delivery, such next day or the day designated for delivery;

b.             in the case of certified or registered United States mail, five days after deposit in the United States mail; or

c.             in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone, or otherwise; and

d.             in the case of personal delivery, when received.

Communications that are to be delivered by the United States mail or by overnight service are to be delivered to the addresses set forth below:

(i)            To the Company:

                MarkWest Hydrocarbon, Inc.

                Attn:  General Counsel

                1515 Arapahoe Street, Tower 2, Suite 700

                Denver, CO  80202

(ii)           To the Executive:

                [                               ]

                [                               ]

Each party, by written notice furnished to the other party, may modify the acceptable delivery address, except that notice of change of address shall be effective only upon receipt.  In the event that the Company is aware that the Executive is not at the location when notice is being given, notice shall be deemed given when received by the Executive, whether at the aforementioned location or at another location.

18.           TAX WITHHOLDING:  The Company may withhold from any amounts payable under this Agreement such federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

19.           REPRESENTATION:  The Executive represents that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms.  The Executive acknowledges that, prior to assenting to the terms of this Agreement, he has been given a reasonable time to review it, to consult with counsel of Executive’s choice, and to negotiate at arm’s-length with the Company as to its contents.  The Executive and the Company agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that they have entered into this Agreement freely and voluntarily and without pressure or coercion from anyone.

20.           409A SAVINGS CLAUSE:  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Agreement shall be construed and administered in accordance with such intent. To the extent such potential payments or benefits could become subject to Code Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax being imposed.  If the parties are unable to agree on a mutually acceptable amendment, the Company may, without the Executive’s consent and in such manner as it deems appropriate or desirable, amend or modify this Agreement or delay the payment of any amounts hereunder to the minimum extent necessary to meet the requirements of Code Section 409A.

IN WITNESS WHEREOF, the Company and the Executive, intending to be legally bound, have executed this Agreement on the day and year first above written.

MARKWEST HYDROCARBON, INC.

By:
Name:
Title:

EXECUTIVE